Exhibit 99.1

SailPoint to Reschedule Fourth Quarter and Full Year 2018 Earnings Conference Call Due to Accelerated Implementation of ASC 606

AUSTIN – February 20, 2019 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL) (“SailPoint” or the “Company”), the leader in enterprise identity governance, today announced that it will reschedule its fourth quarter and full year 2018 earnings conference call in order to allow additional time to complete its Annual Report on Form 10-K (“2018 Form 10-K”). SailPoint currently expects to file the 2018 Form 10-K within 15 calendar days of the March 1, 2019 deadline.  A separate press release announcing details for the fourth quarter 2018 earnings call will be issued at the appropriate time.

The delay is necessary to allow the completion of additional procedures resulting from the Company ceasing to be an “emerging growth company” and qualifying as a large accelerated filer on December 31, 2018.  As we previously disclosed, the loss of emerging growth company status based on our market capitalization on June 29, 2018, required the accelerated implementation of the standards, rules and regulations that apply to large accelerated filers and moved up the 2018 Form 10-K filing deadline to March 1, 2019 from April 1, 2019.

Specifically, because the Company lost its emerging growth company status, it is required to implement Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (“ASC 606”) for the year ended December 31, 2018 instead of December 31, 2019, while having to report its results through the third quarter of 2018 on the prior revenue recognition standard, ASC 605, Revenue Recognition.  In addition, the Company is required to include in the 2018 Form 10-K an attestation to the effectiveness of the Company’s internal controls required by Section 404(b) of the Sarbanes-Oxley Act.  Had the Company remained an emerging growth company, the auditor attestation would not have been required until the filing of SailPoint’s Annual Report for the fiscal year ending December 31, 2022.

Of note, the Company delivered solid performance in the fourth quarter of 2018.  The Company expects to exceed the high end of its previously issued revenue and non-GAAP profit guidance if financial results were reported on an ASC 605 basis, the standard on which its fourth quarter guidance, established on November 7, 2018, was based.  While the Company will not be in position to provide its GAAP results (ASC 606) until the additional procedures are complete, it currently expects its GAAP results for the fourth quarter and full year 2018 to be equivalent to or exceed those that would have been reported on an ASC 605 basis.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding the Company’s expectations for its fourth quarter and full year 2018 financial results, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Our results could be materially different from our expectations because of various risks.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: our ability to attract and retain customers and our ability to deepen our relationships with existing customers; our expectations regarding our customer growth rate; our ability to maintain successful relationships with our channel partners and further develop strategic relationships; our ability to develop or acquire new solutions, improve our platform and solutions and increase the value of and benefits associated with our platform and solutions; our ability to compete successfully against current and future competitors; our plans to further invest in and grow our business, and our ability to effectively manage our growth and associated investments; our ability to adapt and respond to rapidly changing technology, evolving industry standards, changing regulations and changing customer needs; our ability to maintain and enhance our brand or reputation as an industry leader and innovator; our ability to hire, retain, train and motivate our senior management team and key employees; our ability to successfully enter new markets and manage our international expansion; adverse economic conditions in the United States, Europe or the global economy; significant changes in the contracting or fiscal policies of the public sector; actual or perceived failures by us to comply with privacy policy or legal or regulatory requirements; our ability to maintain third-party licensed software in or with our solutions; and our ability to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies. These and other important risk factors are described more fully in our reports and other documents filed with the Securities and Exchange Commission (“the SEC”) including (i) under “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 19, 2018, (ii) under “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which was filed with the SEC on May 9, 2018, (iii) under “Part II, Item IA. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which was filed with the SEC on August 8, 2018, and (iv) under “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which was filed with the SEC on November 7, 2018, and could cause actual results to vary from expectations.

Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

About SailPoint

SailPoint, the leader in enterprise identity governance, brings the Power of Identity to customers around the world. SailPoint’s open identity platform gives organizations the power to enter new markets, scale their workforces, embrace new technologies, innovate faster and compete on a global basis. As both an industry pioneer and market leader in identity governance, SailPoint delivers security, operational efficiency and compliance to enterprises with complex IT environments. SailPoint’s customers are among the world’s largest companies in a wide range of industries, including: 7 of the top 15 banks, 4 of the top 6 healthcare insurance and managed care providers, 9 of the top 15 property and casualty insurance providers, 5 of the top 13 pharmaceutical companies, and 11 of the largest 15 federal agencies.

More information on SailPoint is available at: www.sailpoint.com.

Investor Relations:

Staci Mortenson

ICR for SailPoint

investor@sailpoint.com

512-664-8916

Media Relations:

Jessica Sutera

Jessica.Sutera@sailpoint.com

978-278-5411